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                      SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940


          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:


     Name:     MERRILL LYNCH GLOBAL VALUE FUND, INC.

     Address of Principal Business Office (No. & Street, City, State, and Zip
Code):

               800 Scudders Mill Road
               Plainsboro, New Jersey  08536

     Telephone Number (including area code): (609) 282-2000

     Name and Address of Agent for Service of Process:

               Philip L. Kirstein
               800 Scudders Mill Road
               Plainsboro, New Jersey  08536

               Mailing Address:
               P.O. Box 9011
               Princeton, New Jersey  08543-9011

     Check Appropriate Box:

               Registrant is filing a Registration Statement       pursuant
to  Section 8(b) of the  Investment          Company Act of 1940 concurrently
with the filing of Form N-8A:


               YES /x/                            NO  / /



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                                  SIGNATURES


     Form of signature if the Registrant is an investment company having a board of directors:

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Plainsboro and State of New Jersey on the 11th day of March, 1996.


     Signature:          MERRILL LYNCH GLOBAL VALUE FUND, INC.




                         By: /s/ Philip L. Kirstein
                             ------------------------------
                             Philip L. Kirstein, President

     Attest:



      /s/ Robert Harris
     ---------------------------------
     Robert Harris, Secretary